CORPORATE DEVELOPMENT ADVISORY AGREEMENT

THIS CORPORATE DEVELOPMENT ADVISORY AGREEMENT ("Agreement") is made by and between FOXO Technologies, Inc. (hereinafter referred to as the "Company" or "FOXO"), and C L Talent Inc. (hereinafter referred to collectively as the "Consultant" or "CL").

EXPLANATORY STATEMENT

The Consultant affirms that it has successfully demonstrated abilities in working with celebrities, talent and athletes to monetize their personal brand across all social media platforms. In addition to developing health and wellness products and brands. The Company believes that the Consultant's knowledge, expertise and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting and market development services for the Company under this Agreement.

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

I. <u>CONSULTING SERVICES</u>

1.1 CL agrees that commencing on July 17th, 2024, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company about the health, wellness and social media businesses in which FOXO is engaged, competitors, business opportunities, talent engagement and other aspects of or concerning the Company's business about which CL has knowledge or expertise. In addition, CL will assist FOXO with targeting key talent with whom CL has an existing relationship to further enhance market reach.

1.2 CL shall render services to the Company as an independent contractor, and not as an employee. All services rendered by CL on behalf of the Company shall be performed to the best of CL's ability in concert with the overall business plan of the Company and the goals and objectives of the Company's management and Board of Directors.

II. <u>CONTRACTUAL RELATIONSHIP</u>

In performing services under this proposal, CL shall operate as, and have the status of, an independent contractor. CL agrees that all information disclosed to it about the FOXO's products, processes and services are the sole property of FOXO, and it will not assert any rights of any confidential or proprietary information or material, nor will it directly or indirectly, except as required in the conduct of its duties.

III. <u>TERM</u>

This agreement shall remain in effect commencing on the Effective Date and ending twelve months from the Effective Date. In the event that CL commits any material breach or violation of the provisions of a

written Agreement between CL and FOXO, subject to CL's ability to cure such material breach or violation of a provision of a written agreement between CL and FOXO.. FOXO warrants that it will provide its best efforts in complying with CL in the performance of its duties and obligations and to not unreasonably withhold information or access of FOXO's executive management which could cause CL to not fulfill its duties under its obligations herewith. If FOXO terminates this agreement for any reason, then CL shall immediately be granted all of his restricted common shares as provided for below in Section IV. In the event that FOXO commits any material breach or violation of the provisions of a written agreement between CL and FOXO, then CL may terminate this Agreement, subject to FOXO's ability to cure such material breach or violation of a provision of a written agreement between CL and FOXO.

IV. COMPENSATION

In exchange for providing the services outlined herein, FOXO shall pay CL a fee of 1,500,000 restricted common shares of FOXO. The shares are to be issued in the name of C L Talent Inc.. The shares are to be issued within 30 days of the Effective Date. If FOXO proposes to register any securities for a public offering, it shall notify CL in writing. Upon request within fifteen (15) days of the notice, FOXO shall include CL's shares in the registration, subject to underwriter approval. If the underwriter advises that all requested securities cannot be included, the inclusion order will be: Securities FOXO proposes to sell for its own account. Registrable securities requested by CL and other holders, pro rata. Other requested securities. FOXO will bear all registration expenses, excluding underwriters' discounts and commissions. CL must provide necessary information and cooperate with FOXO in the registration process. CL must execute related documents as reasonably requested by FOXO. Piggyback rights terminate when CL can sell all registrable securities under Rule 144 or five (5) years after the agreement date, whichever comes first. In the event that FOXO issues additional shares of common stock or securities convertible into common stock at a price per share less than the price paid by CL Talent Inc. ("CL Talent"), CL Talent shall have the right to purchase additional shares at the lower price to maintain its percentage ownership. Appropriate adjustments shall be made to the number and price of shares held by CL Talent in the event of any stock split, stock dividend, recapitalization, or similar transaction. FOXO shall promptly notify CL Talent in writing of any proposed issuance of securities and provide CL Talent with an opportunity to exercise its anti-dilution rights within thirty (30) days of such notice. The anti-dilution rights shall not apply to: (a) shares issued as a dividend or distribution, (b) shares issued upon conversion or exercise of existing options or warrants, (c) shares issued in connection with any strategic partnership or acquisition, or (d) shares issued under approved employee benefit plans. The anti-dilution rights shall terminate upon the earlier of: (a) an initial public offering of FOXO's common stock, or (b) a change of control transaction.

V. PRIOR RESTRICTION

CL represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder CL from performing the services on behalf of the Company that CL is herein agreeing to perform. Neither CL nor any consultant it utilizes in connection with the services provided to Company shall provide any representation to a competitor of Company during the term of this Agreement (including any extensions thereof) and for a period of one year thereafter.

VI. ASSIGNMENT

This Agreement is personal to CL and may not be assigned in any way by CL without the prior written consent of the Company. Subject to the foregoing, the rights and obligations under this Agreement shall

inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of CL, and upon the successors and assigns of the Company.

VII. CONFIDENTIALITY

Except as required by law or court order, CL will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to CL or which hereinafter may become known to CL and CL shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of FOXO. For purposes of this Agreement, "trade secrets or confidential or proprietary information" includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

CL shall return to Company all information and property of Company promptly upon termination or expiration of this Agreement. This includes but is not limited to, shareholder lists, investor packages, annual reports, annual budgets, and any other documentation that was generated by or for FOXO during the contractual engagement.

VIII. GOVERNING LAW; VENUE; DEFAULT

8.1 This Agreement shall be governed by the laws of the state of New York, without regard to its conflict of law provisions. Any claim or controversy arising under or related to any of the provisions of this Agreement shall be brought only in the state or federal courts sitting in New York. Each of the parties hereto consents to the personal jurisdiction of the aforementioned courts and agrees not to raise any objection to the laying of venue therein including, without limitation, any claim of forum non conveniens.

8.2 In the event that CL commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel CL to comply with, or restrain CL from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare CL in default hereunder and to terminate this Agreement. CL agrees to indemnify, hold harmless and defend the Company, its directors, officers, employees and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses (including without limitation, reasonable attorneys' fees) incurred by any of them in connection with, as a result of and/or due to any actions or inactions and/or misstatements by CL, its officers, agents and /or employees regarding and/or on behalf of the Company whether in connection with CL's performance of its obligations and/or rendering of services pursuant to this Agreement or otherwise.

8.3 Since CL must at all times rely upon the accuracy and completeness of information supplied to it by the Company's officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend CL, its officers, agents, and employees at the Company's expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to CL (or any material omission by the Company that caused such supplied information to be materially misleading).

IX. SEVERABILITY AND REFORMATION

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

X. NOTICES

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and Airborne), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at 729 North Washington Avenue, Suite 600, Minneapolis, MN 55401 and in the case of CL, be mailed to C L Talent Inc., _843 N Sycamore Ave, Los Angeles, CA 90038, United States

XI. MISCELLANEOUS

11.1 This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.

11.2 This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

11.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, shall be given the same legal force and effect as original signatures.

*******signature page follows*******

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

AGREED:

C L Talent Inc.,

By: ______________________________
Mr. Craig Levinson, Chief Executive officer

FOXO Technologies, Inc.

By: ______________________________
Mr. Mark White, Chief Executive Officer